Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

BULLETIN! BULLETIN! BULLETIN!

SuperGen will hold a telephone conference call at 4:30 p.m. (EDT) / 1:30 p.m. (PDT) today, Wednesday, May 2, 2007. Dr. James Manuso, Chairman, President and Chief Executive Officer and Michael Molkentin, Chief Financial Officer, will discuss issues and answer questions relating to this news release. Those wishing to participate in the call should call (800) 591-6930 (international callers dial (617) 614-4908 at approximately 4:20 p.m. (EDT). The passcode for the call is 43124542. Those not wishing to participate may listen to the live Webcast of the conference call by visiting www.supergen.com. Upon conclusion, an audio recording of the call will be available on SuperGen’s Web site for 90 days.

SuperGen Reports 2007 First Quarter Financial Results

DUBLIN, Calif., May 2, 2007 - SuperGen Inc. (NASDAQ: SUPG) today reported financial results for the first quarter ended March 31, 2007.

Total revenues for the 2007 first quarter were $4.4 million compared with $2.9 million for the same prior year period. Total revenues for the 2007 first quarter includes $3.8 million in royalty revenue pursuant to the license agreement entered into with MGI PHARMA during 2004, which granted MGI PHARMA exclusive rights to the development, manufacture, commercialization and distribution of Dacogen® (decitabine) for Injection. The Company recognizes royalty revenue on a cash basis when it is received from MGI PHARMA. There was no royalty revenue for the same prior year period. Net product revenue for the 2007 first quarter was $621,000 compared with $2.9 million for the same prior year period. The decrease in net product revenue during the 2007 first quarter is primarily due to the sale of the Company’s North American rights for Nipent® (pentostatin for injection) and Surface Safe® to Mayne Pharma that was effective in August 2006.

Dr. James Manuso, President and CEO, commented, “I am pleased that we are on schedule to execute our strategy of divesting non-core assets and developing up to two INDs annually, that Dacogen sales are growing satisfactorily and that we remain in a strong financial position. Our dedicated team is to be commended.”

Total costs and operating expenses for the 2007 first quarter were $8.9 million compared with $10.1 million for the same prior year period. The primary reason for the decrease in total costs and operating expenses for the 2007 first quarter were lower cost of product revenue and a reduction in sales and marketing expenses resulting from the sale of the Company’s North American rights for Nipent and Surface Safe to Mayne Pharma offset by higher research and development costs related to increased product development activities.

The Company reported a net loss for the 2007 first quarter of $3.3 million, or $0.06 per share, compared with a net loss of $12.2 million, or $0.24 per share, for the same prior year period. Included in the net loss for the 2007 first quarter is a non-cash charge of $1.2 million for the fair value of employee stock options and an income tax benefit of $170,000 resulting primarily from the anticipated tax impact of the potential recognition of the various milestone payments resulting from the sale of the worldwide commercial business to Mayne Pharma. Included in the 2006 first quarter net loss is a non-cash charge for a change in valuation of derivatives of $6.3 million. There was no similar charge for a change in valuation of derivatives during the 2007 first quarter since the related derivatives expired at the end of 2006.

As of March 31, 2007, the Company had approximately $74.5 million in unrestricted cash, cash equivalents and marketable securities.

Recent Corporate Events:

•                  March 2007: The Company held a webcast of its Analyst and Investor Day presentations from its Discovery Operations Department in Salt Lake City, Utah. The presentations included corporate and scientific updates with specifics on several drug discovery programs. One update focused on MP470, a multi-targeted tyrosine kinase inhibitor, and its suppression of Rad51 expression. The Company also reviewed its progress with MP529, an Aurora A targeted tyrosine kinase inhibitor and the JAK2 tyrosine kinase inhibitor program. This latter program exemplified the efficiency and productivity of SuperGen’s drug discovery platform through an accelerated timeline from concept to pre-clinical candidate development in only nine months. In addition, a detailed presentation of its CLIMB™  technology platform was provided, which enables the Company to discover and advance drug candidates rapidly while minimizing the financial risk inherent in traditional discovery efforts.

•                  April 2007: The Company announced it completed the sale of the remaining worldwide rights for Nipent to Mayne Pharma (who were acquired in February 2007 by Hospira) for a total consideration of $8 million. SuperGen received an initial up-front payment of $3.75 million as a condition of the closing. The balance of the purchase price is guaranteed and payable over a five year period on the anniversary of the closing date, except for $1.25 million that SuperGen will receive when contractual conditions are met. This transaction complements the previously reported sale of the North American rights to Mayne Pharma. Both transactions taken together complete our sale of all rights to Nipent. Total consideration from both transactions could total up to $42 million.

•                  April 2007: The Company had seven poster presentations and a mini-symposium at the 2007 American Association for Cancer Research (“AACR”) Annual Meeting that was held in Los Angeles, California. Data included in one of the posters cited that MP470, a multi-targeted tyrosine kinase inhibitor, suppresses the Rad51 protein, a critical component of double-stranded DNA repair in cancer cells (Abstract 4028). Additional research findings presented included data pertaining to the improved bioavailability and tolerability of the hydrochloride salt of MP470 as compared to the free base (Abstract 1540). Two posters also demonstrated the use of SuperGen’s proprietary CLIMB technology and drug discovery process to facilitate lead development and the design of several novel small molecule inhibitors, including Axl kinase (Abstract 2380), as well as inhibitors of JAK2 (Abstract 2387). Also presented were new animal model studies for small molecule inhibitors of DNMT1 in zebrafish (Abstract 2229), data from its preclinical compound MP529, a selective Aurora A kinase inhibitor (Abstract 3261) and new data exhibiting receptor tyrosine kinase inhibition in combination with an inhibitor of EGFR in mouse xenograft models (Abstract 5421). The mini-symposium presented by Dr. Samson Jacob described work conducted at his Ohio State University laboratory on the Company’s novel DNA hypomethylating agents that selectively induce degradation of DNMT1 in human cancer cells (Abstract 4142).

•                  April 2007: The Company announced that it sold the rights to the generic anticancer agents mitomycin and paclitaxel to Intas Pharmaceuticals Ltd. for $1.2 million. The Company has received $600,000, with the balance due at the time of product transfer later in the second quarter. In connection with this transaction, the Company will also sell, for additional consideration, certain other inventory related to mitomycin.

•                  April 2007: The Company announced that the Food and Drug Administration (“FDA”) cleared MP470, a novel oral multi-targeted tyrosine kinase inhibitor (TKI), for a first-in-human Phase I clinical trial. The Phase I accelerated titration dose-escalation trial will assess the safety and tolerability of MP470 and determine the maximum tolerated dose (MTD). Pharmacokinetic and biomarkers data will also be collected and assessed to assist in designing follow-on clinical studies for the use of MP470 as a single agent and in combination treatment modalities. Up to 30 patients with advanced stage solid tumor cancers will be enrolled. The Phase I study protocol is undergoing final approval by Institutional Review Boards at two study centers in the U.S. The first patient is expected to be treated during the 2007 second quarter. The receipt of FDA clearance for the MP470 first-in-human use triggers a milestone payment to the previous Montigen shareholders of $10 million that was paid in the Company’s common stock.

About SuperGen

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the discovery, rapid development and commercialization of therapies for solid tumors and hematological malignancies. SuperGen is developing a number of therapeutic anticancer products focused on kinase inhibitors and DNA methyltransferase. For more information about SuperGen, please visit http://www.supergen.com.

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby. The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These forward-looking statements include statements regarding SuperGen’s obligations to make contingent payments in connection with the acquisition of Montigen, expectations about the CLIMB technology platform, whether SuperGen will satisfactorily achieve the remaining contingencies surrounding the Mayne Pharma transaction and when or whether the deferred revenue resulting from the sale of the worldwide commercial business to Mayne Pharma will be recognized for accounting purposes and SuperGen’s expectation of future milestone payments and royalties on worldwide Dacogen sales. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to, risks and uncertainties related to the achievement of developmental milestones with respect to the compounds acquired in the Montigen acquisition, the research and development of MP470, the satisfaction of the contingencies related to the sale of the North American rights to Nipent and Surface

Safe to Mayne Pharma, and the ability of MGI to generate global sales of Dacogen. In general, our future success is dependent upon numerous factors, including our ability to generate pre-clinical development candidates for selection into clinical testing, obtaining regulatory approval of product development programs, conducting and completing clinical trials and obtaining regulatory approval of our products and product candidates, and creating opportunities for future commercialization of compounds. Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, or if the introduction of new products is delayed, for any reason, including regulatory delay. References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including reports on its most recently filed Form 10-K and Form 10-Q. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Timothy L. Enns	Greg Geissman
SuperGen, Inc.	Russo Partners, LLC
SVP, Corporate Communications	Vice President, Director of Media
& Business Development	Relations
Tel: (925) 560-0100 x111	Tel: (619) 814-3510
E-mail: tenns@supergen.com	E-mail: greg.geissman@russopartnersllc.com

Condensed Consolidated Statements of Operations and Balance Sheets to follow…

SUPERGEN, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended
	March 31,
	2007	2006

Revenues:
Net product revenue	$621	$2,884
Royalty revenue	3,794	—
Total revenues	4,415	2,884

Costs and operating expenses:
Cost of product revenue	221	548
Research and development	5,063	3,021
Selling, general, and administrative	3,575	6,493
Total costs and operating expenses	8,859	10,062
Loss from operations	(4,444)	(7,178)

Interest income	944	536
Gain on disposition of investment in AVI BioPharma stock resulting from exercise of warrant	—	780
Foreign currency transaction gain	1	—
Change in valuation of derivatives	—	(6,326)
Loss before income tax	(3,499)	(12,188)

Income tax benefit	170	—
Net loss	$(3,329)	$(12,188)
Basic and diluted net loss per comon share	$(0.06)	$(0.24)
Weighted average shares used in basic and diluted net loss per common share calculation	55,456	51,758

SUPERGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$74,394	$67,704
Accounts receivable, net	838	489
Development revenue receivable from MGI PHARMA, Inc.	29	29
Accounts receivable, Mayne Pharma	764	1,502
Inventories, net	253	223
Prepaid distribution and marketing rights	—	630
Prepaid expenses and other current assets	1,678	1,111
Total current assets	77,956	71,688

Marketable securities, non-current	152	179
Investment in stock of related parties	6,890	659
Due from related parties, non-current	5	31
Property, plant and equipment, net	3,716	3,752
Goodwill	731	731
Other intangibles, net	851	958
Restricted cash and investments, non-current	2,651	10,043
Other assets	5	5
Total assets	$92,957	$88,046

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$2,631	$5,202
Payable to AVI BioPharma, Inc.	565	565
Deferred gain on sale of products to Mayne Pharma	21,863	11,754
Deferred revenue	—	459
Accrued payroll and employee benefits	2,447	3,296
Total current liabilities	27,506	21,276

Deferred rent	912	938
Total liabilities	28,418	22,214

Stockholders’ equity	64,539	65,832
Total liabilities and stockholders’ equity	$92,957	$88,046